Exhibit 10.2

Employment Agreement

This EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of June 23, 2010, to be effective as of June 23, 2010 (the “Effective Date”), by and among CEDAR FAIR, L.P., a publicly traded Delaware limited partnership, CEDAR FAIR MANAGEMENT, INC., an Ohio corporation (“Cedar Fair Management”), MAGNUM MANAGEMENT CORPORATION, an Ohio corporation (“Magnum”), and RICHARD ZIMMERMAN, Regional Vice President (East) an individual (“Executive”).

1. Recitals.

(a) Cedar Fair, L.P. is affiliated with several corporations and partnerships including, without limitation, Cedar Fair Management and Magnum (hereinafter collectively referred to as “Cedar Fair” or the “Company”).

(B) In consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Executive and Cedar Fair have entered into this Agreement.

2. Term of Employment.

Except as otherwise provided in this Agreement, the term of this Agreement shall be for a period commencing on the Effective Date and ending on November 30, 2011. This Agreement shall renew automatically for a period of two (2) years commencing December 1, 2011, and on every two- (2) year anniversary of December 1, 2011, thereafter unless one of the parties provides written notice of intent to terminate not less than sixty (60) days prior to December 1, 2011 or any such two- (2) year anniversary thereafter; provided, however, that Cedar Fair shall have the right to terminate this Agreement at any time, subject to the obligations to provide the benefits and make the payments provided herein. The term of Executive’s employment, as it may be extended pursuant to this Section 2, is hereinafter referred to as the “Employment Term.” Upon Executive’s termination of employment, Executive will resign all officer positions with Cedar Fair and all affiliates of Cedar Fair.

3. Nature of Duties.

Executive agrees to devote his entire business time to the affairs of Cedar Fair so as to achieve the goals and objectives set by the Chief Executive Officer and/or the Board, and to use his best efforts to promote the interests of Cedar Fair. Executive further agrees to perform faithfully and efficiently the responsibilities that may be assigned to him from time to time. Executive further understands that he is governed by a duty of loyalty and fidelity to Cedar Fair by virtue of his position.

4. Compensation.

(a) Base Salary. As compensation for Executive’s services, Cedar Fair shall pay to Executive during the Employment Term an annual salary in accordance with Cedar Fair’s normal payroll practices (but no less frequently than monthly) (“Base Salary”). Executive’s Base Salary shall be no less than Three Hundred Fifteen Thousand Five Hundred United States Dollars (US $315,000) per year and may be adjusted each year in an amount determined by the Board.

(b) Incentive Compensation. During the Employment Term, Executive will be eligible to participate in one or more of Cedar Fair’s incentive compensation plans and equity incentive plans at a level appropriate to Executive’s position, as solely determined by the Board.

5. Benefits.

(a) Cedar Fair agrees that Executive shall be eligible to participate in such vacation, medical, dental, life insurance, 401(k) plan, and other benefit plans and programs that Cedar Fair may have or establish from time to time and in which he would be entitled to participate pursuant to the terms of the applicable plan.

(b) In compliance with Section 409A, notwithstanding any other provision of such plans and programs:

(i) The amount of expenses eligible for reimbursement and the provision of in-kind benefits during any calendar year shall not affect the amount of expenses eligible for reimbursement or the provision of in-kind benefits in any other calendar year;

(ii) The reimbursement of an eligible expense shall be made on or before December 31 of the calendar year following the calendar year in which the expense was incurred; and

(iii) The right to reimbursement or right to in-kind benefit shall not be subject to liquidation or exchange for another benefit.

6. Business Expenses and Perquisites.

(a) During the Employment Term, reasonable travel, entertainment, and other business expenses incurred by Executive in the performance of his duties hereunder shall be reimbursed by Cedar Fair in accordance with Cedar Fair’s policies as in effect from time to time.

(b) In compliance with Section 409A, notwithstanding the terms of any policy to the contrary:

(i) The amount of expenses eligible for reimbursement during any calendar year shall not affect the amount of expenses eligible for reimbursement in any other calendar year;

(ii) The reimbursement of an eligible expense shall be made on or before December 31 of the calendar year following the calendar year in which the expense was incurred; and

(iii) The right to reimbursement shall not be subject to liquidation or exchange for another benefit.

7. Termination by Cedar Fair Other Than for Cause.

(a) If, other than pursuant to Section 10 or Section 12 hereof, Cedar Fair shall terminate Executive’s employment (including by written notice of intent, pursuant to Section 2 hereof, not to renew this Agreement), then, subject to Sections 7(b), 7(c), and 7(d):

(i) Executive’s Base Salary shall be continued for either one (1) year or the remaining Employment Term, whichever period of time is longer, payable in accordance with Cedar Fair’s then effective payroll practices; and

(ii) Executive shall continue to receive medical and dental insurance coverage during such Base Salary continuation period; provided that in compliance with Section 409A:

(A) The amount of expenses eligible for reimbursement and the provision of in-kind benefits during any calendar year shall not affect the amount of expenses eligible for reimbursement or the provision of in-kind benefits in any other calendar year;

(B) The reimbursement of an eligible expense shall be made on or before December 31 of the calendar year following the calendar year in which the expense was incurred; and

(C) The right to reimbursement or right to in-kind benefit shall not be subject to liquidation or exchange for another benefit.

All other benefits provided by Cedar Fair shall end as of the last day of Executive’s active employment.

(b) Notwithstanding the provisions of Section 7(a), no payment or benefit shall be paid or provided unless and until Executive has incurred a “separation from service” (as that term is defined under Section 409A) at the time his employment is terminated.

(c) Notwithstanding the provisions of Section 7(a), in the event Executive is a “specified employee” (as that term is defined under Section 409A) at the time his employment is terminated, no payments hereunder shall be made, or benefits conferred, prior to the first day that is six (6) months after the date of his “separation from service” (as defined in Section 7(b)); provided that this Section 7(c) shall be effective only to the extent that such payment or provision of benefits would constitute “nonqualified deferred compensation” under Section 409A. Any payments that are subject to the “specified employee” six- (6-) month delay under Section 409A shall be accumulated and paid, and any delayed provision of benefits and reimbursements shall commence (with retroactive effect), within the first five (5) business days after the expiration of such six- (6-) month delay; provided that if the five- (5-) day period begins in one calendar year and ends in another, Executive shall not have the right to designate the taxable year of payment.

(d) The payment of any amounts or provision of any benefits under this Section 7 are conditioned upon the execution and non-revocation of a separation agreement and release in a form mutually acceptable to Executive and the Company.

8. Termination Upon Executive’s Death.

In the event of Executive’s death, this Agreement shall terminate and Cedar Fair shall pay to Executive’s estate any compensation and benefits earned but not yet paid as of the date of Executive’s death. Such payment shall be made within ninety (90) days following Executive’s death; provided that where the ninety- (90-) day period begins in one calendar year and ends in another year, neither the estate nor Executive’s beneficiary(ies) shall have the right to designate the taxable year of payment. Upon Executive’s death, during the remainder of the Employment Term (not in excess of twenty-four (24) months following Executive’s death), Cedar Fair, at its expense, shall continue the health care coverage for Executive’s spouse and eligible dependents, subject to the terms and conditions of Section 5(b) hereof.

9. Termination for Disability.

(a) Cedar Fair may terminate Executive’s employment for “Disability” if Executive is “Disabled” except as otherwise prohibited by law. For purposes of this Agreement, Executive shall be considered Disabled only if, as a result of his incapacity due to physical or mental illness, he shall have been absent from his duties with Cedar Fair on a full-time basis for a period of six (6) consecutive months.

(b) Any termination of employment pursuant to this Section 9 shall be deemed a termination by Cedar Fair other than for Cause, and Executive shall be entitled to compensation and benefits in the same amounts and subject to the same terms and conditions as provided in Section 7. Notwithstanding the preceding sentence, monetary payments actually received by Executive from any bona fide short-term or long-term disability plan maintained by Cedar Fair shall be used to reduce any Base Salary or incentive compensation payments made by Cedar Fair pursuant to this Section 9; provided that:

(i) The disability plan payments qualify as “disability pay” under Treasury Regulation Section 31.3121(v)(2)-1(b)(4)(iv)(C);

(ii) Such reduction does not otherwise affect the time of payment of such Base Salary or the provision of benefits;

(iii) The disability plan covers a substantial number of employees and, was in effect before Executive became Disabled; and

(iv) Any subsequent amendment of such plan or any change in the benefits payable under such plan results from actions taken by an independent third party or, if taken by Cedar Fair, that they are generally applicable to a substantial number of other employees.

10. Termination for Cause.

(a) Cedar Fair may terminate Executive’s employment for Cause. For the purposes of this Agreement, “Cause” shall mean (i) Executive’s conviction of, or plea of guilty or nolo contendere to a felony; (ii) upon continued failure by Executive to substantially perform his duties with Cedar Fair which failure results in significant injury or damage, including damage to the reputation of Cedar Fair; (iii) the failure of Executive to comply with the provisions of Sections 13 and 14 hereof; (iv) violation of Cedar Fair’s policies or procedures relating to discrimination and/or harassment in the workplace; (v) the commission of a fraudulent act or practice by Executive affecting Cedar Fair; (vi) an act of gross negligence or gross misconduct that relates to the affairs of Cedar Fair; or (vii) an act or acts of dishonesty or significant impropriety by Executive resulting or intended to result directly or indirectly in gain or personal enrichment (monetary or otherwise) to Executive at the expense of or detriment to Cedar Fair.

(b) If Executive’s employment shall be terminated for Cause, Cedar Fair shall pay Executive, in a lump sum, on the twentieth (20th) business day following the date of termination for Cause, his Base Salary through the date of his termination.

(c) Cedar Fair shall have no further obligations to Executive under this Agreement.

11. Termination By Resignation.

In the event Executive resigns his employment, all benefits and compensation shall cease on the last day of Executive’s active employment with Cedar Fair.

12. Change in Control.

(a) If, at any time upon or within twenty-four (24) months after a Change in Control occurs, Executive’s employment with Cedar Fair is involuntarily terminated, other than for Cause, or Executive incurs a “Deemed Termination” hereunder, Cedar Fair shall pay/provide to Executive, in addition to any payments that may be due under the change in control provisions of other plans and programs that Cedar Fair may have or establish from time to time and in which he would be entitled to participate pursuant to the terms of the applicable plan, the following cash payment, benefits, and tax gross-up payments:

(i) Two and one-half (2-1/2) times average annual “Cash Compensation” for the previous three (3) years (or for the period of such Executive’s employment with Cedar Fair if less than three (3) years) preceding the calendar year in which the Change in Control of Cedar Fair occurred, less one United States dollar (US $1.00). “Cash Compensation” is defined, with respect to any calendar year, as (i) the total salary payable in such calendar year, (ii) the annual cash bonuses earned by the Executive during such calendar year, and accrued by the Company and/or the Partnership with respect to such calendar year, notwithstanding the fact that a portion of such bonuses may be paid to the Executive by March 15 of the following calendar year in compliance with the short-term deferral rule under Section 409A, and (iii) respect to any multi-year cash bonuses, the amount actually paid in such calendar year. For the avoidance of doubt, the term Cash Compensation does not include payments or benefits to the Executive under any employee benefit or fringe benefit plan, program, or arrangement or awards or payments under the Cedar Fair, L.P. Amended and Restated Senior Management Long-Term Incentive Compensation Plan, the Cedar Fair, L.P. Amended and Restated 2000 Equity Incentive Plan, or the Cedar Fair, L.P. Amended and Restated Supplemental Retirement Program, as such plans, programs, or arrangements currently exist or are hereafter amended.

(ii) For a thirty- (30-) month period after the date of such involuntary termination (other than for Cause) or Deemed Termination, the Company shall provide life, disability, accident, and health insurance benefits substantially similar to those that were received or entitled to be received by Executive immediately before such termination; provided that, in compliance with Section 409A:

(A) The amount of expenses eligible for reimbursement during any calendar year shall not affect the amount of expenses eligible for reimbursement in any other calendar year;

(B) The reimbursement of an eligible expense shall be made on or before December 31 of the calendar year following the calendar year in which the expense was incurred; and

(C) The right to reimbursement shall not be subject to liquidation or exchange for another benefit.

Notwithstanding the foregoing, the Company shall not provide such insurance benefits upon the reemployment of Executive.

(iii) Gross-up payments equal to all federal taxes imposed on Executive, if any, under Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended, on the payments and benefits provided under this Section 12(a) and the federal, state, and local taxes imposed upon Executive as a result of Cedar Fair’s payment of the such taxes; provided that such gross-up payments shall be made by the end of Executive’s taxable year next following his taxable year in which he remits such taxes under Sections 280G and 4999.

Cedar Fair shall make cash payments and begin to provide benefits under this Section 12(a) to Executive not later than sixty (60) days following the date of such involuntary termination (other than for Cause) or Deemed Termination; provided that the terms and conditions of Sections 7(b), 7(c), and 7(d) are satisfied; and provided further, if the sixty- (60-) day period is applicable (because the six- (6-) month delay of Section 7(c) is not applicable), Executive shall not have the right to designate the taxable year of payment if such sixty- (60-) day period spans two calendar years. Except as provided in this Section 12, Cedar Fair shall have no further obligations to Executive under this Agreement upon a termination of employment upon or within twenty-four (24) months after a Change in Control.

(b) For purposes of this Section 12, a “Change in Control” shall mean a change in control of Cedar Fair, L.P., if, by analogy to the rules applicable to corporations under Section 409A, Cedar Fair, L.P., would be considered to have undergone a “change in control event” under Section 409A.

(c) For purposes of this Section 12, a “Deemed Termination” shall mean:

(i) Forced relocation of Executive’s place of employment by the greater of thirty-five (35) miles or the distance constituting a “material change in the geographic location” of Executive’s place of employment within the meaning of Section 409A;

(ii) Reduction of Executive’s Base Salary;

(iii) Significant reduction of Executive’s responsibility; or

(iv) Job elimination.

Notwithstanding the foregoing, Executive shall not have incurred a Deemed Termination unless:

(A) Executive incurs a “separation from service” (as defined in Section 7(b)) within the twenty-four (24) month period following the effective date of the Change in Control; and

(B) Executive provides notice to Cedar Fair (or its successor) within ninety (90) days of the event that constitutes the Deemed Termination; and

(C) Cedar Fair (or its successor) has at least thirty (30) days in which to remedy its action.

13. Disclosure of Information.

(a) Executive acknowledges that it is the policy of Cedar Fair to maintain as secret and confidential all “Confidential Information” (as defined herein). The parties hereto recognize that the services to be performed by Executive pursuant to this Agreement are special and unique, and that by reason of his employment by Cedar Fair after the Effective Date, Executive will acquire, or may have acquired, Confidential Information. Executive recognizes that all such Confidential Information is and shall remain the sole property of Cedar Fair, free of any rights of Executive, and acknowledges that Cedar Fair has a vested interest in assuring that all such Confidential Information remains secret and confidential. Therefore, in consideration of Executive’s employment with Cedar Fair pursuant to this Agreement, Executive agrees that at all times from after the Effective Date, he will not, directly or indirectly, disclose to any person, firm, company or other entity (other than Cedar Fair) any Confidential Information, except as specifically required in the performance of his duties hereunder, without the prior written consent of Cedar Fair, except to the extent that (i) any such Confidential Information becomes generally available to the public, other than as a result of a breach by Executive of this Section 13 or by any other executive officer of Cedar Fair subject to confidentiality obligations, or (ii) any such Confidential Information becomes available to Executive on a non-confidential basis from a source other than Cedar Fair, or its executive officers or advisors; provided, that such source is not known by Executive to be bound by a confidentiality agreement with, or other obligation of secrecy to, Cedar Fair or another party. In addition, it shall not be a breach of the confidentiality obligations hereof if Executive is required by law to disclose any Confidential Information; provided, that in such case, Executive shall (a) give Cedar Fair the earliest notice possible that such disclosure is or may be required and (b) cooperate with Cedar Fair, at Cedar Fair’s expense, in protecting to the maximum extent legally permitted, the confidential or proprietary nature of the Confidential Information which must be so disclosed. The obligations of Executive under this Section 13 shall survive any termination of this Agreement. During the Employment Term, Executive shall exercise all due and diligent precautions to protect the integrity of the business plans, customer lists, statistical data, financial data and compilation, agreements, contracts, manuals or other documents of Cedar Fair which embody the Confidential Information, and upon the expiration or the termination of the Employment Term, Executive agrees that all Confidential Information in his possession, directly or indirectly, that is in writing or other tangible form (together with all duplicates thereof) will forthwith be returned to Cedar Fair and will not be retained by Executive or furnished to any person, either by sample, facsimile film, audio or video cassette, electronic data, verbal communication or any other means of communication. Executive agrees that the provisions of this Section 13 are reasonably necessary to protect the proprietary rights of Cedar Fair in the Confidential Information and its trade secrets, goodwill and reputation.

(b) For purposes hereof, the term “Confidential Information” means all information developed or used by Cedar Fair relating to the “Business” (as herein defined), operations, employees, customers, suppliers and distributors of Cedar Fair, including, but not limited to, customer lists, purchase orders, financial data, pricing information and price lists, business plans and market strategies and arrangements and any strategic plan, all books, records, manuals, advertising materials, catalogues, correspondence, mailing lists, production data, sales materials and records, purchasing materials and records, personnel records, quality control records and procedures included in or relating to the Business or any of the assets of Cedar Fair and all trademarks, copyrights and patents, and applications therefore, all trade secrets, inventions, processes, procedures, research records, market surveys and marketing know-how and other technical papers. The term “Confidential Information” also includes any other information heretofore or hereafter acquired by Cedar Fair and deemed by it to be confidential. For purposes of this Agreement, the term “Business” shall mean (i) the business of leisure/theme parks, amusement and/or water parks, (ii) leisure theme parks, (iii) any other business engaged in or being developed (including production of materials used in Cedar Fair’s businesses) by Cedar Fair, or being considered by Cedar Fair, at the time of Executive’s termination, and (iv) any joint venture, partnership or agency arrangements relating to the businesses described in (b)(i) through (iii) above.

(c) Return of Company Property. Executive agrees that following the termination of his employment for any reason, he shall return all property of the Company, its subsidiaries, affiliates and any divisions thereof he may have managed which is then in or thereafter comes into his possession, including, but not limited to, documents, contracts, agreements, plans, photographs, books, notes, electronically stored data and all copies of the foregoing as well as any automobile or other materials or equipment supplied by the Company to Executive.

(d) Inventions. Any and all inventions made, developed or created by Executive (whether at the request or suggestion of Cedar Fair or otherwise, whether alone or in conjunction with others, and whether during regular working hours or otherwise) during the period of his employment with Cedar Fair, which may be directly or indirectly useful in, or relate to, the Business of Cedar Fair, shall be promptly and fully disclosed by Executive to the Chief Executive Officer of Cedar Fair, and shall be Cedar Fair’s exclusive property as opposed to Executive’s. Executive shall promptly deliver to the Chief Executive Officer of Cedar Fair all papers, drawings, models, data and other material relating to any invention made, developed or created by him as aforesaid. Executive hereby assigns any and all such inventions to Cedar Fair and hereby agrees to execute and deliver such agreements, certificates, assignments or other documents as may be necessary to effect the assignment to Cedar Fair of any and all such inventions as contemplated by this Section 13. Executive shall, upon Cedar Fair’s request and without any payment therefor, execute any documents necessary or advisable in the opinion of Cedar Fair’s counsel to direct issuance of patents or copyrights of Cedar Fair with respect to such inventions as are to be in Cedar Fair’s exclusive property as against Executive under this Section 13 or to vest in Cedar Fair title to such inventions as against Executive, the expense of securing any such patent or copyright, to be borne by Cedar Fair.

14. Noncompetition.

(a) Executive agrees that, during the Employment Term and for a period of twelve (12) months following the termination date of his employment with Cedar Fair for any reason (the “Noncompetition Period”), Executive will not directly or indirectly, own, manage, operate, control or participate in the ownership, management or control of, or be connected as an officer, employee, partner, director, or otherwise with, or have any financial interest in, or aid, consult, advise or assist anyone else in the conduct of any entity or business (i) in which 10% or more of whose annual revenues are derived from a Business as defined above, including but not limited to Six Flags Entertainment Corporation (formerly Six Flags, Inc.) or SeaWorld Parks & Entertainment (formerly Busch Entertainment Corporation) or any of their respective affiliated companies; and (ii) which conducts business in any locality or region of the United States, Canada, Mexico, Europe or Asia (whether or not such competing entity or business is physically located in the United States, Canada, Mexico, Europe or Asia), where Business is being conducted by Cedar Fair on the date Executive’s employment is terminated hereunder. This includes but is not limited to Six Flags Entertainment Corporation (formerly Six Flags, Inc.) and SeaWorld Parks & Entertainment (formerly Busch Entertainment Corporation) or any of their respective affiliated companies. Notwithstanding the forgoing, Executive’s ownership of securities of a public company engaged in competition with Cedar Fair not in excess of 5% of any class of such securities shall not be considered a breach of the covenants set forth in this Section 14(a). This provision shall not preclude the Employee from working in a non executive position in the entertainment industry provided the role does not involve the same or similar duties, responsibilities or assignments as those the Executive performed while employed by Cedar Fair.

(b) Executive agrees that, at all times from after the Effective Date, Executive will not, either personally or by his agent or by letters, circulars or advertisements, and whether for himself or on behalf of any other person, company, firm or other entity, (i) seek to persuade any employee of Cedar Fair to discontinue his or her status or employment therewith or to become employed in a business or activities likely to be competitive with the Business; or (ii) solicit or employ any such person at any time within twelve (12) months following the date of cessation of employment of such person with Cedar Fair, in any locality or region of the United States or Canada and in each and every other area where Cedar Fair conducts its Business.

(c) Executive expressly agrees and understands that the remedy at law for any breach by him of Sections 13 and 14 will be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that upon adequate proof of a violation by Executive of any provision of Sections 13 and 14, Cedar Fair shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach. Nothing in Sections 13 and 14 shall be deemed to limit Cedar Fair’s remedies at law or in equity for any breach by Executive of any of the provisions of Sections 13 and 14 which may be pursued or availed of by Cedar Fair. In addition, Executive’s violation either of Sections 13 or 14 shall result in Executive’s forfeiture and repayment of any monetary payments and/or benefits provided to Executive subsequent to the cessation of his employment.

(d) Executive has carefully considered the nature and extent of the restrictions upon Executive and the rights and remedies conferred upon Cedar Fair under Sections 13 and 14, and hereby acknowledges and agrees that the same are reasonable in time and territory, are intended to eliminate competition which otherwise would be unfair to Cedar Fair, do not stifle the inherent skill and experience of Executive, would not operate as a bar to Executive’s sole means of support, are fully required to protect the business interests of Cedar Fair and do not confer a benefit upon Cedar Fair disproportionate to the detriment to Executive.

15. Assignment.

This Agreement may not be assigned by Executive or Cedar Fair except that Cedar Fair may assign this Agreement to any affiliate of Cedar Fair or any successor in interest to Cedar Fair.

16. Successors, Binding Agreement.

(a) Cedar Fair will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Cedar Fair to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Cedar Fair would be required to perform it if no such succession had taken place.

(b) Failure of Cedar Fair to obtain an agreement to assume and perform this Agreement prior to the effectiveness of any such succession shall be a breach of this Agreement; and Executive shall be entitled to compensation and benefits from Cedar Fair in the same amounts and on the same terms and conditions as would apply under Section 7 as if Executive was terminated other than for Cause; provided that:

(i) Executive incurs a “separation from service” (as defined in Section 7(b) hereof) within the twenty-four (24-) month period following the effective date of the succession; and

(ii) Executive provides notice within ninety (90) days of the effective date of the succession to the successor to Cedar Fair that it is a breach of this Agreement not to assume and agree to perform the Agreement; and

(iii) The successor has at least thirty (30) days in which to remedy its inaction.

17. Amendment or Modification.

This Agreement shall, for so long as the provisions of Section 12 hereof and this Agreement remain in effect, also supersede and replace Executive’s participation in, and rights to participate in and receive benefits under, the Cedar Fair, L.P. Amended and Restated Executive Change in Control Plan, as amended from time to time. No provisions of this Agreement may be amended modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing signed by Executive and such officer as may be specifically designated by the Board.

18. Right to Amend or Terminate Plans or Programs.

Nothing in this Agreement shall be construed to prevent or otherwise inhibit the right of the Company to alter, amend, discontinue, or terminate any plan, program, fringe benefit, or perquisite hereunder; provided that any such action is of general application to all similarly situated executives and is not specific to Executive.

19. Arbitration.

(a) Executive and Cedar Fair agree that any dispute, claim or controversy arising out of or relating to this Agreement, including but not limited to claims of employment discrimination and/or claims over whether Executive’s employment was terminated for “Cause,” except as set forth in Section 19(f) below, shall be settled by final and binding arbitration, and judgment upon the award of the arbitration panel may be entered and enforced in any federal or state court having jurisdiction over the parties. Executive expressly acknowledges that this agreement to arbitrate applies without limitation to any claims of unlawful discrimination, harassment, retaliation, wrongful discharge, constructive discharge, claims related to the payment of wages or benefits, contract claims and tort claims under federal, state or local law. By agreeing to submit any and all claims (except as set forth in Section 19(f) below) to arbitration, Executive and Cedar Fair expressly waive any right that they may have to resolve such claims through any other means, including a jury trial or court trial.

(b) Arbitration shall be conducted by a panel of three (3) arbitrators in accordance with the arbitration rules of the American Arbitration Association (“AAA”). Within twenty (20) days after notice from one party to the other of the notifying party’s election to arbitrate, each party shall select one (1) arbitrator. Within twenty (20) days after the selection of the two (2) arbitrators by the parties, said arbitrators shall in turn select a third arbitrator. If the two arbitrators cannot agree upon the selection of a third arbitrator, the parties agree that the third arbitrator shall be appointed by the AAA.

(c) Both parties shall be entitled to representation by individuals of their choice and to written information directly relevant to the arbitration of their claims. Each party will be entitled to take three depositions, not including any depositions necessary to perpetuate the testimony of unavailable witnesses. The arbitration panel shall have authority to award any remedy or relief that an Ohio or federal court in Ohio could grant in conformity with applicable law on the basis of the claims actually made in the arbitration. The arbitration panel shall not have the authority either to abridge or change substantive rights available under existing law. Should Executive prevail in arbitration, Cedar Fair shall reimburse Executive for reasonable costs, expenses, and attorneys’ fees incurred by Executive. The arbitration panel shall issue a written award listing the issues submitted by the parties, together with a succinct explanation of the manner in which the panel resolved or decided the issues. The costs of the arbitration panel shall be paid by Cedar Fair.

(d) All arbitration proceedings, including the arbitration panel’s decision and award, shall be confidential. Neither party shall disclose any information or evidence adduced by the other in the arbitration proceedings, or the panel’s award except (i) to the extent that the parties agree otherwise in writing; (ii) as may be appropriate in any subsequent proceedings between the parties such as to enforce the arbitration award; or (iii) as may otherwise be compelled by law.

(e) The terms of this arbitration procedure are severable. The invalidity or unenforceability of any provisions herein shall not affect the application of any other provisions. Where possible, consistent with the procedure, any otherwise invalid provision of the procedure will be governed by the Federal Arbitration Act as will any actions to compel, enforce, vacate or confirm proceedings, awards, orders of the arbitration panel, or settlements under the procedure.

(f) The parties agree and acknowledge that the promises and agreements set forth in Sections 13 (Disclosure of Information) and 14 (Noncompetition) of this Agreement shall not be subject to the arbitration provisions set forth herein in Section 19, but rather such claims may be brought in any federal or state court of competent jurisdiction. Any claims made by Executive, for workers’ compensation (except retaliation claims), or unemployment benefits are also excepted from the arbitration provisions set forth herein in Section 19.

20. Survival of Certain Provisions.

The provisions of Sections 13 and 14 shall survive the termination of this Agreement.

21. Tax Reporting and Withholding.

The Company (and any agent of the Company) shall report all income required to be reported, and withhold from any payment under the Agreement the amount of withholding taxes due, in the opinion of the Company in respect of such income or payment and shall take any other action as may be necessary, in the opinion of the Company, to satisfy all obligations for the reporting of such income and payment of such taxes. The Company, the Board, or any delegatee shall not be held liable for any taxes, penalties, interest, or other monetary amounts owed by Executive or other person as a result of the deferral or payment of any amounts under this Agreement or as a result of the Company’s administration of amounts subject to the Agreement, except as expressly provided herein.

22. Section 409(A).

To the extent applicable, Cedar Fair and Executive intend that this Agreement comply with Section 409A. Cedar Fair and Executive hereby agree that this Agreement shall be construed in a manner to comply with Section 409A and that should any provision be found not in compliance with Section 409A, the parties are hereby contractually obligated to execute any and all amendments to this Agreement deemed necessary and required by legal counsel for Cedar Fair to achieve compliance with Section 409A. By execution and delivery of this Agreement, Executive irrevocably waives any objections he may have to the amendments required by Section 409A. Cedar Fair and Executive also agree that in no event shall any payment, benefit, or reimbursement required to be made pursuant to this Agreement that is considered “nonqualified deferred compensation” within the meaning of Section 409A be accelerated in violation of Section 409A or be made to Executive unless he has incurred a “separation from service” (as defined in Section 409A). In the event Executive is a “specified employee” (as defined in Section 409A) so that payments, benefits, and/or reimbursements that are nonqualified deferred compensation cannot commence until the lapse of six (6) months after a separation from service, then any such payments, benefits, or reimbursements that are required to be paid or provided in a single lump sum may not be made or provided until the date which is six (6) months after Executive’s separation from service; specifically such lump sum payments shall be paid within the first five (5) business days of the seventh (7th) month following Executive’s separation from service. Furthermore, the first six (6) months of any such payments, benefits, or reimbursements of nonqualified deferred compensation that are required to be paid or provided in installments shall be accumulated and paid or provided (with retroactive effect) within the first five (5) business days of the seventh (7th) month following Executive’s separation from service. In all cases, if the five- (5-) day period begins in one calendar year and ends in another, Executive shall not have the right to designate the taxable year of payment. All remaining installment payments or periodic benefits shall be made or provided as they would ordinarily have been under the provisions of this Agreement. If, notwithstanding actions taken in compliance with this Section 22, Executive incurs taxes under Section 409A, Cedar Fair shall, subject to the same terms and conditions of Sections 7(b), 7(c), and 7(d), make gross-up payments to Executive equal to all federal taxes and interest imposed on Executive, if any, under Section 409A on the payments and benefits provided under this Agreement and the federal, state, and local taxes imposed upon Executive as a result of Cedar Fair’s payment of such taxes; provided that such taxes do not result from Executive’s choice to retain the right to payments and/or benefits that were available to Executive prior to the amendment and restatement of this Agreement for Section 409A; and provided further that such gross-up payments shall be made by the end of Executive’s taxable year next following his taxable year in which he remits such taxes under Section 409A.

23. Assignment and Alienation Prohibited.

Neither Executive, his surviving spouse, nor other beneficiaries shall have the power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify, or otherwise encumber, in advance, any of the amounts payable hereunder, nor shall any of such payments be subject to seizure for the payment of any debts, judgments, alimony, or separate maintenance owed by Executive or his beneficiary, nor be transferable by operation of law in the event of bankruptcy, insolvency, or otherwise.

24. Captions.

Captions are not controlling for interpretation of this Agreement.

25. Waiver.

The waiver of the enforcement of any provision by a party hereto shall not be construed as the waiver of any other provision of this Agreement.

26. Validity.

The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Ohio, without giving effect to its conflicts of laws provisions.

27. Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

CEDAR FAIR, L.P.

By:
Printed Name
Title
Date:

CEDAR FAIR MANAGEMENT, INC.

By:
Printed Name
Title
Date:

MAGNUM MANAGEMENT CORP.

By:
Printed Name
Title
Date:

RICHARD ZIMMERMAN

Date: